Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:
Paul D. Guichet, Vice President
228-435-8761
pguichet@thepeoples.com

PEOPLES FINANCIAL CORPORATION
REPORTS RESULTS FOR FIRST QUARTER OF 2018
AND ANNOUNCES DIVIDEND

BILOXI, MS (April 25, 2018)—Peoples Financial Corporation (OTCQX Best Market: PFBX), parent of The Peoples Bank, announced earnings for the first quarter ending March 31, 2018. Additionally, the company declared a cash dividend of $0.01 per common share, payable May 10, 2018 to shareholders of record as of May 7, 2018.

The company reported net income of $292,000 for the first quarter of 2018 compared to net income of $74,000 for the first quarter of 2017. Earnings per weighted average common share for the first quarter of 2018 was $0.06 compared to $0.01 for the first quarter 2017. Per share figures are based on weighted average common shares outstanding of 5,080,514 and 5,123,186 for the quarters ended March 31, 2018 and 2017, respectively.

Provision for loan losses during the first quarter of 2018 increased to $35,000 compared to $26,000 for the same period last year. The Allowance for Loan Losses as a percentage of total loans was 2.26% as of March 31, 2018 as compared to 1.81% as of March 31, 2017.

“We are pleased with our financial progress in the first quarter,” said Chevis C. Swetman, chairman and chief executive officer of the holding company and the bank. He added, “We look forward to continuing our successful financial performance in 2018. “

As of March 31, 2018, nonaccrual loans decreased to $12,886,000 compared to $13,319,000 as of March 31, 2017. The Company had no loans past due 90 days and still accruing for the quarters ended March 31, 2018 and 2017, respectively. For the first quarter of 2018, loan charge-offs increased to $152,000 as compared to $59,000 for the same period the prior year. As of March 31, 2018, loan recoveries were $176,000 compared to $49,000 as of March 31, 2017.

The holding company’s primary capital ratio was 14.24% at March 31, 2018, compared to 13.36% at March 31, 2017. The company’s book value per share was $17.16 and $17.49 for the quarters ended March 31, 2018 and 2017, respectively.

Founded in 1896, with $647 million in assets as of March 31, 2018, The Peoples Bank operates 18 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to offering a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936.

The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the OTCQX Best Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.

This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.

PEOPLES FINANCIAL CORPORATION

(In thousands, except per share figures) (Unaudited)

EARNINGS SUMMARY
Three Months Ended March 31,	2018	2017
Net interest income	$4,269	$4,322
Provision for loan losses	35	26
Non-interest income	1,523	1,542
Non-interest expense	5,465	5,764
Net income	292	74
Earnings per share	.06	.01

TRANSACTIONS IN THE ALLOWANCE FOR LOAN LOSSES
Three Months Ended March 31,	2018	2017
Allowance for loan losses, beginning of period	$6,153	$5,466
Recoveries	176	49
Charge-offs	(152)	(59)
Provision for loan losses	35	26
Allowance for loan losses, end of period	$6,212	$5,482

PERFORMANCE RATIOS
March 31,	2018	2017
Return on average assets	0.18%	0.04%
Return on average equity	1.32%	0.33%
Net interest margin	3.10%	2.85%
Efficiency ratio	95%	99%

BALANCE SHEET SUMMARY
March 31,	2018	2017
Total assets	$646,845	$725,387
Loans	275,452	303,192
Securities	295,405	274,280
Other real estate (ORE)	8,845	8,247
Total deposits	538,936	616,343
Shareholders' equity	87,052	89,629
Book value per share	17.16	17.49
Weighted average shares	5,080,514	5,123,186

PERIOD END DATA
March 31,	2018	2017
Allowance for loan losses as a
percentage of loans	2.26%	1.81%
Loans past due 90 days and
still accruing
Nonaccrual loans	12,886	13,319
Primary capital	14.24%	13.36%